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                                                                     EXHIBIT 5.1

                                                     October 12, 1999

Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60025


     Re: Merger of CS Merger Sub Inc., a wholly owned subsidiary of Illinois Tool Works Inc., with and into Premark International, Inc.

Ladies and Gentlemen:

         As General Counsel of Illinois Tool Works Inc., a Delaware corporation (the "Company"), I have participated in the corporate and other proceedings taken by the Company relating to the merger of CS Merger Sub Inc., a wholly owned subsidiary of the Company, with and into Premark International, Inc. ("Premark"), with Premark being the surviving corporation (the "Merger"), and the conversion of each share of Premark common stock, par value $1.00 per share, issued and outstanding at the effective time of the Merger into common stock, par value $0.01 per share, of the Company ("ITW Common Stock"). I participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") relating to the Merger and have examined such other documents and such legal authorities as I have deemed necessary for purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the ITW Common Stock has been duly and validly authorized by all necessary action on the part of the Company and when issued pursuant to the terms of the Agreement and Plan of Merger, dated as of September 9, 1999, will be validly issued, fully paid and non-assessable by the Company.

         I consent to the use of my name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Stewart S. Hudnut
                                          Stewart S. Hudnut
                                          Senior Vice President, General Counsel
                                          and Secretary
                                          Illinois Tool Works Inc.